Exhibit 5.1

Burford Capital Limited (the Company) Oak House Hirzel Street St Peter Port GUERNSEY GY1 2NP	D +44 1481 752312
E bryon.rees@ogier,com

Ref: BPR/MWB/TOB/156090.00038
13 September 2021

Dear Sirs

2021 Non-Employee Directors' Share Plan (2021 NEDSP)

1	Request for opinion

1.1	We have acted as Guernsey legal counsel to the Company in connection with the Company’s registration statement on Form S-8, including all amendments or supplements thereto (the Form S-8), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act 1933, as amended (the Act) on or about the date hereof. The Form S-8 relates to the Company’s 2021 Non-Employee Directors' Share Plan (the 2021 NEDSP) and a certain number of ordinary shares of no par value in the capital of the Company which may be issued in connection with the 2021 NEDSP (each an NEDSP Share).

1.2	Unless otherwise defined, capitalised terms shall have the meanings given to them in the Rules (as defined below). References herein to a Schedule are references to a schedule to this opinion.

2	Document examined

2.1	For the purposes of giving this opinion, we have examined the corporate and other documents listed in Part A of Schedule 1 and conducted the searches referred to in Part B of Schedule 1.

2.2	We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

3	Assumptions

In giving this opinion we have relied upon the assumptions set out in Schedule 2 without having carried out any independent investigation or verification in respect of such assumptions.

Ogier (Guernsey) LLP Redwood House St Julian's Avenue St Peter Port Guernsey GY1 1WA T +44 1481 721672 F +44 1481 721575 ogier.com	Partners Martyn Baudains Paul Chanter Tim Clipstone Craig Cordle Simon Davies Bryan de Verneuil-Smith Gavin Ferguson Matthew Guthrie	Alex Horsbrugh-Porter Christopher Jones Marcus Leese Sandie Lyne Catherine Moore Mathew Newman Bryon Rees

4	Opinion

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

(a)	the Company is validly existing as a non-cellular company limited by shares and in "good standing" under Guernsey law; and

(b)	each NEDSP Share which is issued in accordance with the Rules of the 2021 NEDSP pursuant to the valid vesting of any award which has not lapsed will be validly issued, fully paid and "non-assessable" provided that:

(i)	such NEDSP Share is issued by the directors of the Company in accordance with the memorandum and articles of incorporation of the Company, the Companies (Guernsey) Law, 2008 (as amended) and the Rules;

(ii)	(where relevant) any subscription price is paid in full; and

(iii)	the name of the relevant shareholder(s) or their nominee(s) are entered into the register of members of the Company in respect of such NEDSP Share.

5	Limitations and interpretation

5.1	We offer no opinion:

(a)	in relation to the laws of any jurisdiction other than Guernsey (and we have not made any investigation into such laws) and we express no opinion as to the meaning, validity, or effect of references in the 2021 NEDSP to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than Guernsey; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the terms of, or the validity, enforceability or effect of the Form S-8, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Form S-8 and any other agreements into which the Company may have entered or any other documents.

5.2	This opinion is limited to matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

5.3	In this opinion:

(a)	Good standing means that as at the date of this opinion, the Company was (i) duly incorporated on 11 September 2009 and is validly existing under Guernsey law; and (ii) that a search of the Public Records (as defined below) on the date hereof revealed no evidence of any orders or resolutions for the winding up or dissolution of the Company and no evidence of the appointment of any administrator or liquidator in respect of the Company or any of its assets.

(b)	Non-assessable means, with respect to an NEDSP Share, that the liability of the registered holder of an NEDSP Share is limited to the amount unpaid on that NEDSP Share.

6	Governing law and reliance

6.1	This opinion is:

(a)	governed by and shall be construed in accordance with Guernsey law;

(b)	limited to the matters expressly stated herein; and

(c)	confined to and given on the basis of the laws and practice in Guernsey at the date hereof.

6.2	All references in this opinion to specific Guernsey legislation shall be to such legislation as amended to the date hereof.

6.3	We hereby consent to the filing of this opinion as Exhibit 5.1 to the Form S-8.

6.4	This opinion:

(a)	may be used only in connection with the Form S-8 while the 2021 NEDSP is effective; and

(b)	is given for your benefit and, with the exception of your professional advisers (acting in that capacity), it may not be disclosed to or relied upon by any person or used for any other purpose or referred to or made public in any way without our prior written consent.

Yours faithfully

Ogier (Guernsey) LLP

Schedule 1

Documents examined

Part A

Corporate and other documents

1	A certificate signed by a director of the Company dated on or about the date hereof in the form attached hereto (the Director's Certificate) relating to certain questions of fact together with true and complete copies of the documents referred to therein, including the rules of the 2021 NEDSP, approved by resolution of a general meeting of the Company held on 18 May 2021 (the Rules).

2	The certificate of incorporation and any certificates of change of name of the Company appearing on the Public Records on the date of this opinion.

3	The memorandum and articles of incorporation of the Company dated 13 May 2020 appearing on the Public Records on the date of this opinion.

Part B

Searches

The public records of or relating to the Company on file and available for inspection on or visible through the registers maintained by the Registrar of Companies (the Companies Registry) and the office of HM Greffier on the date hereof (the Public Records).

Schedule 2

Assumptions

1	All original documents examined by us are authentic and complete.

2	All copy documents, extracts and counterparts of documents provided to us (whether in facsimile, electronic or other form) conform to the originals of such documents and those originals are authentic and complete.

3	The signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	A meeting of the Company’s board of directors (or a duly authorised committee thereof) will be duly convened and held at which it will be resolved to authorise and issue any NEDSP Share that has not been so authorised as of the date hereof (a Board Meeting).

5	In resolving that the Company issue an NEDSP Share pursuant to the relevant resolution(s) in a Board Meeting or previous meeting of the Company's board of directors (or a duly authorised committee thereof):

(a)	each of the directors of the Company was, or will be, acting in good faith with a view to the best interests of the Company and was, or will be, exercising the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; and

(b)	the directors of the Company were complying, or will comply, with all relevant Guernsey legal requirements, including the solvency test under the Companies (Guernsey) Law, 2008 (as amended), and in issuing any NEDSP Share will comply, and will procure that the Company's registrar complies, with the memorandum and articles of incorporation of the Company and all relevant resolutions of the shareholders of the Company in force at the time of issue of such NEDSP Share;

6	None of the opinions expressed in this opinion will be adversely affected by the laws or public policies of any jurisdiction other than Guernsey. In particular, but without limitation, there are no provisions of the laws of any jurisdiction other than Guernsey, or any judgments, orders or judicial decision in any jurisdiction other than Guernsey, which would render the issue of an NEDSP Share illegal or ineffective.

7	The Director's Certificate and the documents referred to therein or attached thereto, and any factual statements made therein, are accurate and complete as at the date hereof.

8	The information and documents disclosed by our searches of the Public Records are accurate as at the date hereof and there is no information or document which has been delivered to the Companies Registry or the office of HM Greffier, or which is required by Guernsey law to be delivered, which was not included in the Public Records.

9	The Company has duly complied, remains compliant and at the time of admission of any NEDSP Share will comply with all requirements of any relevant stock exchange and any other applicable laws, rules and regulations of any jurisdiction other than Guernsey.

Schedule 3

Qualifications

1	Information available in public registries in Guernsey is limited and, in particular, there is no publicly available record of charges or other security interests over the shares or assets of Guernsey companies (other than relating to real property situated in Guernsey, ships in respect of which title has been entered on the Registry of British Ships maintained in Guernsey and aircraft, aircraft engines and charges and priority notices related thereto, which have been entered in the Registers maintained in Guernsey pursuant to the Aviation Registry (Guernsey) Law, 2013).

2	The search of the Public Records referred to in this opinion is not conclusively capable of revealing whether or not an order or application has been made or a resolution passed for the winding up or dissolution of the Company or for the appointment of any administrator or liquidator in respect of the Company, as notice of these matters might not be filed with the Companies Registry or the office of HM Greffier immediately and, when filed, might not be available or visible immediately. In addition there is no officially approved litigation search which can be conducted. Records of matters which have gone through court depend entirely upon input by Greffe officials, so that there is a time lag which could also lead to an inaccurate report. Further, a search of the Public Records referred to above will not in any event indicate matters in respect of which a summons has been issued, but which has not had a hearing in either the Magistrate's Court or the Royal Court.

3	Where Public Records are available for inspection electronically we have not conducted a physical search of records held and have relied exclusively upon information and documents which were visible via such electronic inspection at the time of inspection.